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                                                             Exhibit 99.2


News Release

                       [LETTERHEAD:THE GILLETTE COMPANY]




Date:         January 28, 1998

For Release:  Immediately

Contact:      Stephen Brayton, Corporate Public Relations, 617-421-8173


GILLETTE REACHES AGREEMENT TO SELL JAFRA COSMETICS INT'L

Boston, Mass. (January 28, 1998) -- The Gillette Company today announced a definitive agreement to sell its Jafra Cosmetics International business to Clayton, Dubilier & Rice, Inc.

Jafra is a leading international marketer of skin care and color cosmetics products through independent consultants.

Terms of the transaction, including price, were not disclosed. The transaction is expected to be completed early in the second quarter of 1998.

Jacques Lagarde, Executive Vice President, Diversified Group, said the decision to divest Jafra resulted from Gillette's core business strategy. "While a growing, profitable business, Jafra is not one of Gillette's core businesses," Mr. Lagarde said.

Jafra sales represent a very small portion of Gillette's total sales, and the transaction is not expected to have a material impact on Gillette's financial results.

Mr. Lagarde said, "Clayton, Dubilier & Rice, Inc. is the ideal buyer for Jafra. It is committed to continuing Jafra's growth, both in the United States and in international markets."

Gillette acquired Jafra in 1973. Under Gillette, Jafra has grown from a regional U.S. business to an international direct-selling cosmetics company.

Founded in 1901, The Gillette Company is the world leader in male grooming products, a category that includes blades and razors, shaving preparations and electric shavers. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. The Company is the world's top seller of writing instruments and correction products, toothbrushes and oral care appliances. In addition, the Company is the world leader in alkaline batteries.

Gillette manufacturing operations are conducted in 64 facilities in 26 countries, and products are distributed in over 200 countries and territories.

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